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                               EXHIBIT 10.26

BRAINERD                               CORPORATE OFFICE
INTERNATIONAL       17113 Minnetonka Blvd., Suite 214, Minnetonka, MN  55345
RACEWAY                      PHONE: 612-475-1500  FAX: 612-475-2149
                    --------------------------------------------------------
                                        RACEWAY ADDRESS
                          4343 Highway 371 North, Brainerd, MN 56401
                                      Phone: 218-829-9836


                           SPONSORSHIP AGREEMENT

     This Agreement, made and entered into this 28 day of February, 1998 by and between Brainerd International Raceway, Inc., a Minnesota corporation and Brainerd International Raceway, Inc., a Minnesota corporation both of which are hereinafter collectively referred to as ("BIR") and Viking Coca-Cola Bottling Company ("COKE").

                                WITNESSETH:

     WHEREAS, Brainerd International, Inc. is the parent company of Brainerd International Raceway, Inc. and B.I.R. is engaged in the business of promoting auto races at a raceway ("Raceway") located in Brainerd, Minnesota, which races are held at various times during the summer months; and

     WHEREAS, Coke is engaged in the business of selling certain soft drinks brands, particularly Coca-Cola, and Coke is interested in being a major sponsor at events promoted by B.I.R. as specified herein.

     NOW, THEREFORE, in consideration of the premise and the mutual covenants of the parties set forth herein, B.I.R. and Coke agree as follows:

I. TERM OF AGREEMENT: This Agreement shall be for a three year term commencing on February 28, 1998 and will include the items mentioned in section 2 of this agreement.

II.   SPONSORSHIP FEES:
      A. Coke shall pay B.I.R. an advertising fee of $ 33,000 cash per year, and provide a minimum of $10,000 in promotion advertising for each year of this Agreement.






[DODGE, COCA COLA, BUDWEISER, CHAMPION AUTO STORES, CROWN AUTO SERVICE CENTERS, 110 POWER RACING FUEL, AND UNITED PARCEL SERVICE LOGOS]
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      B.  Breakdown of fee as follows:
          1.   Official and Exclusive Soft Drink, promoted as such on all
               literature                                          $ 7,500
          2.   V.I.P. Suite for all Major Events                   $ 7,500
          3.   Fifty (50) Complimentary Tickets to all Major
               Events                                              $ 7,500
          4.   Program Ads, 4 color                                $ 2,500
          5.   Advertising Signage                                 $15,000
          6.   8' X 16' sign on Drag Start Line fence area
          7.   Scoreboard on Turn # 10
          8.   4' X 8' Sign on T & S building
          9.   4' X 56' Signage on bleachers at Start/Finish
          10.  4' X 16' sign on new Suite Tower
          11.  4' X 4' sign on Paddock fence
          12.   Logo on 13'x 50'freeway billboard                  $ 3,000
                              Total                                $43,000

      C. Coke will provide a Coke soft drink dispenser in the Press Lounge for use of the media for the months of May through September at no charge.

      D. The yearly cash sponsorship fee shall be paid in three equal monthly installments on February 15, March 15, and April 15, of each respective year.

III.  COVENANTS OF B.I.R.
      A. B.I.R. agrees to promote the races at the Raceway each summer during the term of this Agreement. B.I.R. agrees to do or cause to be done all things necessary or advisable to promote the races in the manner done in prior years. B.I.R. shall cause the name "Coca-Cola" to be displayed prominently in all advertising and publicity. In addition, B.I.R. agrees to substitute in such advertising, publicity, such other names or product logos as directed by Coke so long as such substitute contains the words "Coca-Cola" and the substitution is timely made. Historically, BIR has hosted five (5) major and eight (8) minor spectator events, along with 15-20 other minor or private events. In the event of major catastrophe or other circumstances that cause cancellation or very marginal anticipation in this annual schedule (a reduction of 30% or greater), BIR will promptly compensate Coke a pro-rata portion of the cash payment submitted by Coke to BIR for the year in question.

      B. During the term of the Agreement B.I.R. shall sell or authorize concessionaires to sell at the Raceway only Coca-Cola soft drinks or such other soft drinks sold by Coke, at regular wholesale prices.




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      C.  B. I. R. grants Coke exclusive advertising rights to the bleachers located on the north side of the straightaway at the Raceway, which rights shall be included in the sponsorship fee set forth in this Agreement.

      D. B.I.R. shall provide a hospitality suite for Coke for all major events held at the Raceway, the cost of which is included in the sponsorship fee set forth in this Agreement.

      E. Without having first obtained the written consent of Coke, B.I.R. shall not obtain for any race an additional sponsor (s) which is engaged in the soft drink beverage business.

IV. RELATIONSHIP OF PARTIES. This Agreement shall not create an agency relationship between B.I.R. and Coke, nor shall the parties be deemed to be partners or joint venturers by virtue of this Agreement. Coke shall not be involved in any aspect of the operation of the Raceway, nor shall Coke have any responsibility with respect to the award of prizes or prize money in connection with any races held at the Raceway.

V. EXPENSES. All expenses in any way pertaining to the races shall be the sole and separate liability of B.I.R., Coke assumes no financial responsibility of any kind or nature relative to the operation of the Raceway.

VI. INSURANCE. B.I.R. shall carry a comprehensive general liability policy covering its operations at the Raceway, which policy shall name Coke as an additional insured. The policy will provide for general liability coverage in the amount not less than $3,000,000 combined single limit bodily injury/property damage. The insurance required hereunder shall be provided by companies rated A XII or better in "Best's Insurance Guide". B.I.R. shall deliver to Coke one or more certificates evidencing the existence of such insurance, showing such insurance to be in force and showing Coke as an additional insured. Such certificate (s) shall acknowledge that insurer shall give at least thirty days written notice to Coke prior to the expiration or cancellation of such policy. All cost associated with such insurance shall be borne by B.I.R.

VII. INDEMNIFICATION. B.I.R. agrees to indemnify and hold harmless Coke, and its subsidiaries and related corporations and the losses, costs, judgments, expenses, liabilities, interest, penalties and reasonable attorney's fees which in any way related to or arise from the races or the operation of the Raceway.

VIII. COOPERATION OF PARTIES. B.I.R. and Coke agree to cooperate with each other to effectuate the terms of this Agreement.



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IX.   ASSIGNMENT.  This Agreement shall not be assignable by either party, except that Coke may assign its rights hereunder to one of its affiliated corporations.

X. RIGHT OF FIRST NEGOTIATION. B.I.R. agrees that it shall extend to Coke the right of first negotiation with respect to the renewal of the Sponsorship Agreement for the racing season commencing in 2001. On March 1, 2000, B.I.R. shall offer to commence negotiations with Coke with respect to such renewal. B.I.R. agrees to negotiate with Coke on an exclusive basis and in good faith for a period of 90 days after said offer to commence negotiations, after which, if the parties have been unable to reach an agreement, B.I.R. may pursue negotiations with other parties.

XI. NOTICES. All Notices and communications pertaining to the Agreement or the transactions contemplated hereby shall be made in person to an authorized representative of either party or if mailed by First Class, Registered or Certified mail, Return Receipt Requested, Postage Prepaid, addressed as follows:

               TO BIR:   Brainerd International Raceway, Inc.
                         17113 Minnetonka Blvd, Suite 214
                         Minnetonka, MN 55345
                         Attn: Mr. Dick Roe

               TO COKE:  Viking Coca-Cola Bottling Company
                         4610 Rusan Street North
                         St. Cloud, MN 56301
                         Attn: Mr. Marv Soldner

      or to such other address or person with respect to any party as such party shall notify the other in writing as above provided. All such notices or communications mailed as set forth above shall be effective on the date of the deposit in the U.S. Mail.

XII. AMENDMENT OR TERMINATION. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated in any manner other than by an instrument in writing, signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

XIII. WAIVER. Unless agreed in writing, the failure of a party, at any time, to require performance by another party of any provision hereunder shall not affect its or his right thereafter to endorse the same, nor shall a waiver by either party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

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XIV.  SEVERABILITY. Any term of this Agreement that is illegal or unenforceable at law or in equity shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of any such applicable law or laws, and such terms as so modified and the balance of the terms of this Agreement shall be fully enforceable.

XV. CAPTIONS AND SECTION HEADINGS. Captions and Section Headings used herein are for convenience only and are not a part of the Agreement, and shall not be used in construing it.

XVI. GUARANTY OF PAYMENT AND PERFORMANCE. Brainerd International, Inc. enters into this Agreement to unconditionally guarantee the prompt payment and performance of the obligations of Brainerd International Raceway, Inc. pursuant to this Agreement. In the event of default by Brainerd International Raceway, Inc. under the Agreement, Coke may proceed directly against one or both of Brainerd International Raceway, Inc. and/or Brainerd International, Inc.

      IN WITNESS HEREOF, the parties hereto have executed this Agreement on the day and year first above written.

               BRAINERD INTERNATIONAL RACEWAY, INC.


               By /S/ RICHARD L. ROE
                      Richard L. Roe
                      Its VICE PRESIDENT AND GENERAL MANAGER

               VIKING COCA-COLA BOTTLING COMPANY

               By /S/ MARV SOLDNER
                      Its CHIEF OPERATING OFFICER AND GENERAL MANAGER